NEWS RELEASE

TRACK DATA ANNOUNCES THE RESIGNATION OF BARRY HERTZ AS CHAIRMAN, DIRECTOR AND CEO

Brooklyn, New York - March 16, 2007 - Track Data Corporation (Nasdaq: TRAC) announced today that Barry Hertz resigned as the Company's Chairman, Director and CEO. Mr. Hertz is the Company's principal stockholder and owns or controls 56% of the Company's common stock. Mr. Hertz reached a settlement with the Securities and Exchange Commission ("SEC") regarding insider-trading charges previously announced in a press release dated June 15, 2005.  Mr. Hertz consented, without admitting or denying the allegations in the SECs complaint, to a permanent injunction from violations of Section 10(b) and 10b-5 of the Exchange Act and Section 17(a) of the Securities Act of 1933, a two-year bar from serving as an officer or director of a publicly traded company, a two-year bar from association with a broker or dealer, and also agreed to pay approximately $130,000 in disgorgement, interest and civil penalties.

The Board elected Dr. E. Bruce Fredrikson to serve as non-executive Chairman of the Company and Martin Kaye to serve as CEO.  Dr. Fredrikson has served as an independent director on Track’s Board for over ten years. Mr. Kaye will continue to serve as the Company's CFO. Mr. Kaye has been employed by the Company in various capacities for more than the past ten years.

For additional information, please contact Rafi Reguer, Vice President, Corporate Communications, at 718-522-0222 or by e-mail: rafi_reguer@trackdata.com.